Calculation of Filing Fee Tables
S-8
MeiraGTx Holdings plc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, nominal value $0.00003881 per share	457(a)	1,000,000	$ 12.69	$ 12,690,000.00	0.0001381	$ 1,752.49
Total Offering Amounts:						$ 12,690,000.00		$ 1,752.49
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,752.49
Offering Note
[1]	In accordance with Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement shall also cover any additional ordinary shares of MeiraGTx Holdings plc (the "Registrant"), nominal value $0.00003881 per share ("Ordinary Shares"), that may become issuable under the MeiraGTx Holdings plc 2026 Employment Inducement Award Plan (the "Inducement Plan") by reason of any stock splits, stock dividends or similar transactions. Consists of 1,000,000 Ordinary Shares available for issuance under the Inducement Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Stock Market LLC on August 6, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources